Q&A on Merger of Atlantic Capital Bank and FSGBank for FSG Employees

On March 25, 2015, we announced that our Board of Directors approved the execution of a definitive merger agreement between Atlantic Capital Bancshares, Inc. and First Security Group, Inc. An associated Press Release and investor presentation were filed as exhibits on a Current Report on Form 8-K with the SEC, both of which are available on our website.

The below includes various questions and answers on the transaction. This list of questions is not intended to be all-inclusive, but an overview of the transaction and the impact on our shareholders, employees and customers. We are dedicated to open and transparent communication, so if you have a specific question that is not addressed below, please consult with your direct manager, Melissa Alexy, John Haddock, Denise Cobb, Chris Tietz, or Mike Kramer.

Q: Why is FSG merging with Atlantic Capital?
A: FSG’s mission statement is to be the bank that genuinely cares about the clients and communities we serve. Atlantic Capital’s vision is to provide superior levels of service with local market expertise to provide smart solutions and to be trusted advisors to their clients. Together we share a vision for what the future of banking small- to medium-sized business enterprises and with the combination of the two companies - our people, our products and our technologies we will be much better positioned to fulfill our shared vision.

Additionally, the merger creates a bank in excess of $2 billion in assets that is well positioned for success in the strong markets of Atlanta, Chattanooga and Knoxville along the I-75 corridor. We believe the following with respect to the impact of the merger on our stakeholders:

•	Shareholders - we believe the merger will create a company that can provide a fair return on their investment;

•	Clients - we believe the merger will provide more robust products, credit offerings and enhanced capacity to open up new client segments;

•	Employees - we believe the larger institution provides new and enhanced career development opportunities; and

•	Communities - we will maintain our commitment to community involvement and support through volunteerism, financial support and sponsorship.

Q: Why do this transaction now?
A: Both companies have momentum, with the opportunity to have success on their own. Together, we can achieve enhanced growth and momentum more effectively, more efficiently and more timely than either could achieve individually. We also believe that joining two healthy companies will lead to a more successful combined company that will benefit our customers, employees, communities and shareholders.

Q: What is the mission of the combined company?
A: It will be our mission to create value for our shareholders, our clients and our communities by becoming a premier southeast regional business and private banking company. This is consistent with the missions of the separate companies - we are banks so we must be good at many things but we will choose to be great at banking small- to medium-sized commercial and business enterprises.

Q: What do you see as the opportunities for the combined company going forward?
A: Atlanta is the 9th largest metropolitan area in the country - FSG’s Mortgage, Wealth Management and Retail Banking expertise will be deployed very quickly into Atlanta. Atlantic Capital’s Corporate Banking, Payments Businesses and Treasury Management products and expertise can be leveraged immediately in our East Tennessee and North Georgia markets.

Q: Is this a merger or an acquisition?
A: At the bank holding company level: First Security Group, Inc. is merging with and into Atlantic Capital Bancshares, Inc. and will be based in Atlanta, GA. At the bank level: Atlantic Capital Bank is merging with and into FSGBank, N.A. and will be based in Chattanooga, TN with significant operations in Atlanta.

Q: What will the name of the combined company be?
A: The bank holding company name will be Atlantic Capital Bancshares, Inc. The bank’s legal name will become Atlantic Capital Bank, N.A., however, the legacy FSGBank brand will continue to be used in FSG’s Tennessee and North Georgia markets.

Q: Where will the headquarters of the combined bank be located?
A: As discussed above, the combined institution, Atlantic Capital, will be based in Atlanta with certain operations in Chattanooga. The bank will be headquartered in Chattanooga with significant banking operations in Atlanta.

Q: What are our shareholders receiving?
A: The transaction is valued at $160 million. Our shareholders may elect to receive cash and/or stock, subject to allocations to ensure that 40% of our shares are converted into cash. Shareholders receiving cash will get $2.35 per share. Shareholders receiving stock will get 0.188 shares of Atlantic Capital common stock per share of FSG stock. Refer to future SEC filings for more specific information.

Q: Is Atlantic Capital a public company?
A: Today, Atlantic Capital is a private institution. In connection with the transaction, Atlantic Capital intends to register its shares with the SEC and seek a stock listing on NASDAQ. It is anticipated that Atlantic Capital will be traded on a public exchange upon completion of the transaction.

Q: Who do we direct shareholder questions to?
A: A joint Proxy Statement / Prospectus on the transaction will be filed with the SEC and distributed to our shareholders in advance of a special shareholders’ meeting to vote on the transaction. This joint Proxy Statement / Prospectus will contain information on the transaction as well as instructions as to the process of electing cash and/or stock.

Q: How many employees does each company have?
A: As of December 31, 2014 Atlantic Capital bank had 107 FTE’s and FSGBank had 265.

Q: Will there be changes to the credit process?
A: Credit underwriting and decision-making authority will be maintained in all markets to continue the highest level of customer service and to ensure market knowledge and expertise remains in place for Atlanta, Chattanooga and Knoxville. Specifically, our clients will benefit from the merger as we will be able to better serve them with the potential to offer larger loans, a broader product set and deeper knowledge of small- to medium-sized businesses.

Q: Will there be reductions in staff?
A: There are a number of duplicative functions between the banks and as a result, there will be some departments that are combined. The management teams will continue to meet to determine the most effective ways to combine the banks and attempt to reduce disruption as much as possible. In the event that positions are eliminated, associates will be given as much advance notice as possible and provided with transition assistance. For any positions eliminated in the merger, severance will be paid in the amount equal to two weeks salary for every year of employment, with a minimum of three months and a maximum of one year.

Q: Will there be branch closings?
A: We consistently evaluate the profitability of our branch network as a standard practice and we expect that discipline will continue as part of the combined bank.

Q: Who proposed the Merger?
A: The CEO’s were introduced by respective members of the Boards of Directors and mutually came to the conclusion that the combination could be very attractive for both companies.

Q: When will the transaction close?
A: We anticipate closing will be in the late third or early fourth quarter of 2015.

Q: What is required for the transaction to close?
A: The transaction must be approved by each company’s shareholders, the respective banking regulatory agencies and other customary closing conditions.

Q: What will the management structure of the company be?
A: Doug Williams, current CEO of Atlantic Capital, will serve as CEO, Mike Kramer, current CEO and President of FSG, will serve as President and Chief Operating Officer. Other management roles are being reviewed and will be announced when appropriate.

Q: How will we operate during the transition until the actual closing of the transaction?
A: We will continue to conduct business as usual while preparing for the task of combining the institutions.

Q: What communication protocols will be used to keep us informed of developments related to the transaction?
A: As stated above, we are dedicated to open and transparent communication, so if you have a specific question that is not addressed in this Q&A, please consult with your direct manager, Melissa Alexy, John Haddock, Denise Cobb, Chris Tietz, or Mike Kramer.

Q: Will there be changes to the Board of Directors?
A: The board of directors of the surviving company and the surviving bank will have thirteen members, eight selected by the Atlantic Capital board of directors and five selected by the First Security board of directors.

[See following pages for important additional information.]

Additional Information About the Atlantic Capital/First Security Transaction:
This communication relates to the proposed merger transaction involving Atlantic Capital and First Security. In connection with the proposed merger, Atlantic Capital and First Security will file a registration statement on Form S-4 that will include a joint proxy statement/prospectus, and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). This report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATLANTIC CAPITAL, FIRST SECURITY AND THE PROPOSED MERGER. When available, the joint proxy statement/prospectus will be delivered to shareholders of Atlantic Capital and stockholders of First Security. Investors will also be able to obtain copies of the joint proxy statement/prospectus and other relevant documents (when they become available) free of charge at the SEC’s website (www.sec.gov). Copies of documents filed with the SEC by Atlantic Capital will be available free of charge from Carol Tiarsmith, Executive Vice President and Chief Financial Officer, Atlantic Capital Bancshares, 3280 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia, 30305, telephone: 404-995-6050. Documents filed with the SEC by First Security will be available free of charge from First Security by contacting John R. Haddock, Executive Vice President and Chief Financial Officer, First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee, telephone: (423) 308-2075.

Atlantic Capital, First Security and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Atlantic Capital and the stockholders of First Security in connection with the proposed merger. Information about the directors and executive officers of Atlantic Capital will be included in the joint proxy statement/prospectus for the proposed transaction. Information about the directors and executive officers of First Security is included in the proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 23, 2014. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Atlantic Capital and First Security. These forward-looking statements are subject to a number of factors and uncertainties which could cause Atlantic Capital’s, First Security’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and neither Atlantic Capital nor First Security assumes any duty to update forward-looking statements. In addition to factors previously disclosed in First Security’s reports filed with the SEC and those identified elsewhere in this report, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Atlantic Capital and First Security and between Atlantic Capital Bank and FSGBank, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Atlantic Capital’s and First Security’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” "will," “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Atlantic Capital’s and First Security’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.
The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Atlantic Capital and First Security may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (7) Atlantic Capital's shareholders or First Security's shareholders may fail to approve the transaction; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) the cost and availability of capital; (12) customer acceptance of the combined company’s products and services; (13) customer borrowing, repayment, investment and deposit practices; (14) the introduction, withdrawal, success and timing of business initiatives; (15) the impact, extent, and timing of technological changes; (16) severe catastrophic events in our geographic area; (17) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (18) the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (19) the interest rate environment may compress margins and adversely affect net interest income; (20) competition from other financial services companies in the companies’ markets could adversely affect operations; and (21) Atlantic Capital may not be able to raise sufficient financing to consummate the Merger. Additional factors that could cause First Security’s results to differ materially from those described in the forward-looking statements can be found in First Security’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Atlantic Capital, First Security or the proposed merger or other matters and attributable to Atlantic Capital, First Security or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Atlantic Capital and First Security do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.